Exhibit 99.2

FOR IMMEDIATE RELEASE

Salix Pharmaceuticals to Combine with Cosmo Technologies to Form Salix Pharmaceuticals, plc

Enhances Salix’s position as a leader in the treatment of gastrointestinal disease and disorders

Expands product development pipeline

Acquisition of Uceris® patent substantially improves product profitability

Establishes tax efficient corporate structure that enhances Salix’s acquisition strategy and organic growth

Establishes Salix as Cosmo’s U.S. partner for gastrointestinal products

Salix to host conference call at 6:00 p.m. EDT today

Raleigh, NC and Lainate, Italy July 8, 2014, — Salix Pharmaceuticals, Ltd. (“Salix”) (NASDAQ: SLXP) and Cosmo Pharmaceuticals S.p.A. (“Cosmo”) (SIX: COPN) today announced a definitive merger agreement under which Salix will combine with Cosmo Technologies Limited (“Cosmo Tech”), a subsidiary of Cosmo. Under the terms of the agreement, Salix will become a wholly-owned subsidiary of Irish domiciled Cosmo Tech, which will change its name to Salix Pharmaceuticals, plc and is expected to have its ordinary shares listed and traded on the NASDAQ Global Select Market. The transaction is expected to be modestly accretive to Salix’s earnings per share in 2016 and increasingly accretive thereafter.

Salix Pharmaceuticals, plc will own Cosmo’s U.S. patents for rifamycin MMX®, methylene blue MMX® and Uceris®, and have specified rights of negotiation with respect to all products Cosmo or its affiliates seek to develop or commercialize in the U.S. In addition, Salix Pharmaceuticals, plc will acquire Cosmo’s patents for rifamycin MMX in Canada, specified Latin American countries, India, China, Japan and the rest of the Far East, excluding Australia and New Zealand, and Cosmo’s patents for Uceris in Japan.

Cosmo, the parent company of Cosmo Tech, is a publicly-traded, specialty pharmaceutical company headquartered in Lainate, Italy. Cosmo’s proprietary clinical development pipeline specifically addresses innovative treatments for the gastro-intestinal tract such as inflammatory bowel disease, colon infections and diagnostics for the colon. Cosmo is the inventor and developer of Lialda® and Uceris.

Transaction Rationale

The transaction enhances Salix’s position as a leader in developing and marketing products in the U.S. to treat gastrointestinal disease and disorders and establishes a corporate structure that enhances Salix’s acquisition strategy and organic growth. The transaction:

•	Adds highly complementary product opportunities to Salix’s portfolio

•	Provides substantial opportunities with rifamycin MMX for conditions of the colon, including diverticulitis, a large and unsatisfied market

•	Adds methylene blue MMX to aid in the detection of colon cancer

•	Eliminates Uceris royalties and milestones and modifies the Uceris supply agreement which substantially improves Uceris’ profitability, allowing Salix to capture full value of the existing indication as well as potential future indications

•	Establishes tax efficient corporate structure and increases Salix’s competitive positioning for future M&A and product licensing efforts

Carolyn Logan, President and CEO of Salix stated, “Cosmo is an excellent company which we have known for years, so we are very pleased to announce this transaction. Combining with Cosmo Tech makes tremendous strategic and financial sense for us as it further strengthens and consolidates our position as a leader in acquiring, developing and marketing products to treat gastrointestinal disease and disorders. Uceris is an important product in our portfolio and this transaction will improve its profitability as well as that of Salix as a whole. The new corporate structure greatly enhances our ability to compete for licensing deals and acquisitions, and improves the economics of future business development opportunities for Salix. Further, by adding multiple new and complementary product opportunities, to which we will be able to bring our proven expertise in development and commercialization, we expect these new pipeline additions to diversify and grow our future revenue base. We view this transaction as an evolutionary step that should create value and higher returns for our shareholders by bolstering our competitive position in the marketplace, all within an efficient corporate structure that should increase our profitability and accelerate our long term growth.”

Alessandro Della Chá, CEO of Cosmo stated, “It was our strategic objective to find the best possible partner to market our products in the U.S., and to have a substantial financial interest in this. This transaction allows two companies that are already leaders in GI to join their different but complementary competencies to create new products that satisfy unmet needs of patients and provide additional value for shareholders.”

Transaction Details

Upon completion of the merger, shareholders of Salix are expected to own slightly less than 80% of the ordinary shares of Salix Pharmaceuticals, plc and Cosmo is expected to own slightly more than 20%. Shareholders of Salix will receive one ordinary share of Salix Pharmaceuticals, plc in exchange for each share of Salix Pharmaceuticals, Ltd common stock they own at closing. In connection with the merger,

Cosmo will continue to supply Uceris to Salix and will also supply rifamycin MMX and methylene blue MMX. Additionally, Cosmo will have the right to designate one director to serve on the board of directors of Salix Pharmaceuticals, plc and will be subject to certain standstill provisions for at least 10 years following the completion of the merger. The transaction, which will be taxable to Salix’s shareholders, is expected to close in the fourth quarter of 2014.

In connection with the transaction, Salix will also receive certain rights and protections under a Right of Negotiation and Non-Compete Agreement, which will: (1) give Salix a right of first negotiation with respect to all future products Cosmo or its affiliates seek to market in the U.S. in the GI space, and (2) prohibit Cosmo from competing directly with the combined company in the GI space in the U.S. These terms will apply as long as Cosmo is entitled to designate a director to serve on the board of directors of Salix Pharmaceuticals, plc.

Leadership

The current officers and members of the executive team of Salix will continue to serve in their respective capacities within Salix Pharmaceuticals, plc. Salix Pharmaceuticals, plc’s board of directors will consist of the current directors of Salix plus Alessandro Della Chá, as Cosmo’s initial designated board member.

Approvals

The transaction, which has been unanimously approved by the boards of directors of both Salix and Cosmo, is subject to approval by Salix’s stockholders and the satisfaction of certain closing conditions, including antitrust approval in the U.S. The transaction does not require the vote of Cosmo’s shareholders.

Advisors

Salix’s exclusive financial advisor for the transaction is BofA Merrill Lynch, its legal advisors are Cadwalader, Wickersham & Taft, LLP and A&L Goodbody (Dublin), and its communications advisor is Teneo Strategy. Covington & Burling LLP advised Salix on licensing and supply agreements between Salix and Cosmo. Cosmo’s exclusive financial advisor is Jefferies International Limited, and its legal advisors are Procopio, Cory, Hargreaves & Savitch LLP and Byrne Wallace (Dublin).

Salix Conference Call

Salix will host a conference call at 6:00 p.m. EDT today, July 8, 2014, to discuss the transaction. Interested parties can access the conference call by way of webcast or telephone. The live webcast will be available at www.Salix.com, along with related presentation materials shortly before the start of the call. The conference call can be accessed via phone by dialing (877) 856-1964 or (719)

325-4861, passcode 900519. A replay of the webcast will be available on the Company’s website following the event.

Investor Days

Salix will host an Investor Day on July 9, 2014, in New York from approximately 10:00 a.m. to 10:00 p.m. EDT. A live audio webcast of the event as well as related presentation materials will be accessible on the Salix web site at www.salix.com. For those unable to join the live webcast, the presentation can be accessed via phone by dialing (877) 702-9041 or (719) 325-2171, passcode 616704. A replay of the presentation will be available on the Company’s website following the event.

Cosmo will discuss the transaction at their Investor Day in Zurich on July 10, 2014. The Investor Day will be held from 17:00 CET onwards. Related presentation materials will be accessible on Cosmo’s web site at www.cosmopharma.com.

Contacts:

For Salix

Adam C. Derbyshire	G. Michael Freeman
Executive Vice President	Associate Vice President, Investor Relations
and Chief Financial Officer	and Corporate Communications
919-862-1000	919-862-1000

For Cosmo

Dr. Chris Tanner

CFO and Head of Investor Relations

Tel: + 0041 79 401 36 79

About Cosmo

Cosmo Pharmaceuticals S.p.A. is a specialty pharmaceutical company headquartered in Lainate, Italy. The company’s proprietary clinical development pipeline specifically addresses innovative treatments for the gastrointestinal tract, specifically inflammatory bowel diseases, colon infections and colon diagnosis, as well as selected topically treated skin disorders. Cosmo’s proprietary MMX® technology, designed to deliver active ingredients in a targeted manner in the colon, is at the core of the Company’s product pipeline and was developed from its expertise in formulating and manufacturing gastrointestinal drugs for international clients at its GMP (Good Manufacturing Practice) facilities in Lainate, Italy. Currently, Cosmo, through its appointed partners, has three products on the market and six in clinical development. For further information on Cosmo, please visit the Company’s website: www.cosmopharma.com.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license or acquire late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through Salix’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. UCERIS (budesonide) rectal foam, RELISTOR®, LUMACAN™, RUCONEST®, RHB-106 and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN, GLUMETZA and METOZOLV, please visit www.salix.com, where Salix promptly posts press releases, SEC filings and other important information, or contact Salix at (919) 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at (919)-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction pursuant to the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information and Where to Find It

In connection with the proposed transaction and required stockholder approval, Cosmo Tech and Salix will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement/prospectus contained in a registration statement on Form S-4, which will be mailed to the stockholders of Salix after the registration statement is declared effective. The registration statement has not yet become effective.

SALIX’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Salix’s stockholders may obtain a free copy of the proxy statement/prospectus, when it becomes available, and other documents filed by Salix, at the SEC’s web site at www.sec.gov. Copies of Salix’s filings with the SEC may be obtained free of charge at the “Investors” section of Salix’s website at www.salix.com or by contacting the Investor Relations Department of Salix at

(919)-862-1000.

Participants in the Solicitation

Salix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers was included in Salix’s Proxy Statement for its 2014 Annual Meeting of Stockholders filed with the SEC on April 28, 2014 and information concerning the participants in the solicitation will be included in the proxy statement/prospectus relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from Salix on its website or by contacting the Investor Relations Department at the telephone number above.

Cautionary Statement Regarding Forward-Looking Statements

Please Note: The statements provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: uncertainties as to the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the proposed transaction; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements, and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Salix does not undertake to update any of these statements in light of new information or future events, except as required by law. The reader is referred to the documents that Salix files from time to time with the SEC.

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